Exhibit 99.3

AMENDED AND RESTATED
NV ENERGY, INC. 2004
EXECUTIVE LONG-TERM INCENTIVE PLAN
(As of January 1, 2011)

Article 1.

Establishment, Purpose, and Duration

1.1   Establishment of the Plan.  NV Energy, Inc., a Nevada corporation (hereinafter referred to as the “Company”), established an incentive compensation plan known as the NV Energy, Inc. 2004 Executive Long-Term Incentive Plan (hereinafter referred to as the “Plan”). The Plan permits the grant of Nonqualified Stock Options (“NQSOs”), Incentive Stock Options (“ISOs”), Stock Appreciation Rights (“SARs”), Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other equity-based awards payable in Cash.

The Plan was first effective as of January 1, 2004 (the “Effective Date”), and subsequently amended and restated effective January 1, 2008, and was further amended on December 21, 2010.  The Plan is hereby further amended and restated effective as of January 1, 2011.

1.2   Purpose of the Plan.  The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of Company shareholders, customers, and employees by providing Participants with an incentive for outstanding performance.

The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.
The Plan is further intended to provide pay systems that support the Company’s business strategy, and which are competitive with similarly sized utilities, and to emphasize pay-for-performance by tying reward opportunities to carefully determined and articulated performance goals at corporate, business unit, and individual levels.

1.3   Duration of the Plan.  The Plan commenced on the Effective Date, as described in Section 1.1 herein, and shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 14 herein or until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. However, in no event may an Award be granted under the Plan after December 31, 2013.

Article 2.

Definitions

 Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

2.1   “Award” means, individually or collectively, a grant under this Plan of NQSOs, ISOs, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, Bonus Stock, or an equity-based award payable in cash.

2.2   “Award Agreement” means an agreement entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

2.3   “Board” or “Board of Directors” means the Board of Directors of the Company.

2.4   “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.5   “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.6   “Company” means NV Energy, Inc., a Nevada corporation, or any successor thereto as provided in Article 17 herein.

2.7   “Director” means any individual who is a member of the Board of Directors of the Company.

2.8   “Disability” shall have the meaning ascribed to such term in the Long-Term Disability Income Plan of the Company.

2.8A  “Dividend Equivalent Rights” means a right of the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Award to which it relates as if such Shares had been issued to and held by the grantee.

2.9   “Eligible Employee” means those employees who are eligible to participate in the Plan, as set forth in Section 5.1 herein.

2.10   “Employee” means any full-time, nonunion employee of the Company or of the Company’s Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

2.11   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

2.12   “Fair Market Value” shall mean the closing sale price on the principal securities exchange on which the Shares may then be traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

2.13   “Freestanding SAR” means a SAR that is granted independently of any Options.

2.14   “Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 6 herein, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.15   “Insider” shall mean an Employee who is, on the relevant date, an officer, director, or ten percent (10%) beneficial owner of the Company, as defined under Section 16 of the Exchange Act.

2.16   “Nonqualified Stock Option,” or “NQSO” means an option to purchase Shares, granted under Article 6 herein, which is not intended to be an Incentive Stock Option.

2.17   “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.18   “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

2.19   “Participant” means an officer or Employee of the Company determined by the Committee to be eligible for participation in the Plan.

2.20   “Performance Goals” has the meaning provided in Section 3.3 hereof.

2.21   “Performance Unit” means an Award granted to an Employee, as described in Article 9 herein.

2.22   “Performance Share” means an Award granted to an Employee, as described in Article 9 herein.

2.23   “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at is discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.24   “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

2.25   “Restricted Stock” means an Award granted to a Participant, as described in Article 8 herein.

2.25A  “Restricted Stock Units” means an Award granted to a Participant, as described in Article 8 herein.

2.26   “Retirement” shall have the meaning ascribed to such term in the applicable Award Agreement.

2.27   “Shares” means the shares of common stock of the Company.

2.28   “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, designed as a SAR, pursuant to the terms of Article 7 herein.

2.29   “Subsidiary” means any wholly owned corporation, partnership, venture, or other entity in which the Company directly or indirectly through another Subsidiary holds one hundred percent (100%) voting control.

2.30   “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall be similarly canceled).

2.31   “Window Period” means when Insiders are permitted to buy and sell Shares pursuant to the Company’s insider trading policy

Article 3.

Administration

3.1   The Committee.  The Plan shall be administered by the Committee, which shall exclusively consist of independent Directors as defined by the New York Stock Exchange Listing Standards, or by any other Committee of exclusively independent Directors appointed by the Board, consisting of not less than two (2) independent nonemployee Directors. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors.

The Committee shall be comprised solely of Directors who are eligible to administer the Plan pursuant to Rule 16b-3(b)(3) under the Exchange Act and Section 162(m) of the Code. However, if for any reason the Committee does not qualify to administer the Plan, as contemplated by Rule 16b-3(b)(3) of the Exchange Act and Section 162(m), the Board of Directors may appoint a new Committee so as to comply with Rule 16b-3(b)(3) and Section 162(m).

3.2   Authority of the Committee.  The Committee shall have full power except as limited by law, the Articles of Incorporation and the Bylaws of the Company, subject to such other restricting limitations or direction as may be imposed by the Board and subject to the provisions herein, to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to construe and interpret the Plan and any award, agreement, or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan provided, however, that the Committee shall not construe or interpret the Plan or any Award or agreement or amend the terms and conditions of any outstanding Award to allow the deferral of compensation after the Award is exercised, after the close of any applicable performance period, or after the removal of applicable restrictions. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate its authorities as identified hereunder.

3.3   Establishment of Performance Goals.  The Committee may condition the payment of any Award or the lapse of any Period of Restriction upon the achievement of a Performance Goal (defined below) that is established by the Committee. A “Performance Goal” shall mean an objective goal that must be met by the end of the performance period specified by the Committee based upon one or more of the following business criteria as applied to the Company, a Subsidiary, an affiliate or a business unit: (i) total stockholder return, (ii) total stockholder return as compared to total return of a publicly available index, (iii) net income, (iv) pretax earnings, (v) funds from operations, (vi) earnings before interest expense, taxes, depreciation and amortization, (vii) operating margin, (viii) earnings per share, (ix) return on equity, capital, assets or investment, (x) operating earnings, (xi) working capital and/or liquidity, (xii) completion of capital projects, (xiii) expense and/or liability containment, (xiv) operating expenditures, (xv) operational safety metrics, (xvi) energy supply, conservation and environmental performance, (xvii) customer satisfaction metrics, (xviii) service levels and reliability, (xix) shareholder profile metrics, (xx) ethics, (xxi) public affairs and marketing metrics, (xxii) ratio of debt to stockholders equity, (xxiii) workforce-related metrics, (xxiv) internal financial reporting and accounts payable metrics, or (xxv) revenue.  A Performance Goal, or any component thereof, may be established by the Committee on an absolute or relative basis, and if on a relative basis may be compared to a market index, a group of other companies, or any combination thereof.  The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals. In addition to the foregoing, an Award or lapse of any Period of Restriction may be conditioned upon the Participant’s achievement of a specified period of service with the Company, its Subsidiaries, or its affiliates. Before paying an Award or permitting the lapse of any Period of Restriction on an Award subject to this Section, the Committee shall certify in writing that the applicable Performance Goal has been satisfied.

3.4   Decisions Binding.  The Committee shall have full authority to interpret and construe all provisions of the Plan and the Committee’s determinations on such matters shall be binding and conclusive. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4.

Shares Subject to the Plan

4.1   Number of Shares.  Subject to adjustment as provided in Section 4.4 herein, the total number of Shares available for grant under the Plan shall be seven million, seven hundred fifty thousand (7,750,000). No more than thirty percent (30%) of such Shares in the aggregate may be issued pursuant to grants of Restricted Stock and Restricted Stock Units over the life of the Plan, and no more than twenty-five percent (25%) of such Shares in the aggregate may be issued pursuant to grants of Restricted Stock and Restricted Stock Units to any one individual in the aggregate over the life of the Plan.

4.2   Annual Award Limits.  The following limits (each an “Annual Award Limit”, and collectively, “Annual Award Limits”) shall, subject to adjustment as provided in Section 4.4, apply to grants of Awards under this Plan:

(a)   Options:  The maximum aggregate number of shares of Common Stock subject to Options which may be granted in any one calendar year to any Participant shall be 500,000.

(b)   SARs:  The maximum aggregate number of shares of Common Stock subject to SARs which may be granted in any one calendar year to any Participant shall be 500,000.

(c)   Restricted Stock:  The maximum aggregate number of shares of Common Stock subject to Awards of Restricted Stock which may be granted in any one calendar year to any Participant shall be 500,000.

(d)   Performance Units:  The maximum aggregate number of shares of Common Stock subject to Performance Units which may be granted in any one calendar year to any Participant shall be the Fair Market Value (determined on the date of grant) of 500,000 shares of Common Stock. Additionally, the maximum aggregate Performance Unit cash payments that may be made in any one calendar year to any Participant shall be $5,000,000.

(e)   Performance Shares:  The maximum aggregate number of shares of Common Stock subject to Performance Shares which may be granted in any one calendar year to any Participant shall be 500,000.

(f)   Other Equity-Based Awards in Cash:  The maximum aggregate other equity-based cash payments that may be made in any one calendar year to any Participant shall be $5,000,000.

(g)   Restricted Stock Units:  The maximum aggregate number of shares of Common Stock subject to Restricted Stock Units which may be granted in any one calendar year to any Participant shall be the Fair Market Value (determined on the date of grant) of 500,000 shares of Common Stock.

The following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan:

(i)   While an Award is outstanding, it shall be counted against the authorized pool of Shares, regardless of its vested status.

(ii)   The grant of an Option, Restricted Stock or Restricted Stock Units shall reduce the Shares available for grant under the Plan by the number of Shares subject to such Award.

(iii)   The grant of a Tandem SAR shall reduce the number of Shares available for grant by the number of Shares subject to the related Option (i.e., there is no double counting of Options and their related Tandem SARs).

(iv)   The grant of a Freestanding SAR shall reduce the number of Shares available for grant by the number of Freestanding SARs granted.

(v)   The Committee shall in each case determine the appropriate number of Shares to deduct from the authorized pool in connection with the grant of Performance Units and/or Performance Shares.

(vi)   To the extent that an Award is settled in cash rather than in Shares, the authorized Share pool shall be credited with the appropriate number of Shares represented by the cash settlement of the Award, as determined at the sole discretion of the Committee (subject to the limitation set forth in Section 4.3 herein) but not in excess of the number of Shares deducted from the authorized Share pool in connection with the grant of the Award.

(vii)   To the extent Dividend Equivalent Rights are settled in Shares, the authorized Share pool shall be reduced by the appropriate number of Shares delivered with respect to such Dividend Equivalent Rights.

4.3   Lapsed Awards.  If any Award granted under this Plan is waived, canceled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award shall again be available for the grant of an Award under the Plan. However, in the event that prior to the Award’s waiver, cancellation, termination, expiration, or lapse, the holder of the Award at any time receives one or more “benefits of ownership” pursuant to such Award (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Award shall not be made available for regrant under the Plan.

4.4   Adjustments in Authorized Shares.  In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number and class of Shares which may be delivered under the Plan, and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; and provided that the number of Shares subject to any Award shall always be a whole number.  Notwithstanding anything to the contrary contained in this Plan, if an Award is not assumed in connection with any change of control or other corporate transaction, the Committee may provide in its discretion through an Award Agreement or otherwise that such Award may be accelerated, amended, converted, or settled in such manner as it considers appropriate.

Article 5.

Eligibility and Participation

5.1   Eligibility.  Persons eligible to participate in this Plan include all officers and key Employees of the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board, but excluding Directors who are not Employees.

5.2   Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from all Eligible Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.

Article 6.

Stock Options

6.1   Grant of Options.  Subject to the terms and provisions of the Plan, Options may be granted to Eligible Employees at any time and from time to time as shall be determined by the Committee.

           The Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant.

6.2   Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Option Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or a NQSO whose grant is intended not to fall under the provisions of Section 422 of the Code.

6.3   Option Price.  The Option Price for each grant of an Option under this Section 6.3 shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. The Committee shall not be permitted to reprice granted options.

6.4   Duration of Options.  Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

6.5   Exercise of Options.  Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. However, in no event may an Option granted under this Plan become exercisable prior to one (1) year following the date of its grant.

6.6   Payment.  Options shall be exercisable by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either:  (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b).

The Committee also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

6.7   Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8   Termination of Employment.  Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

6.9   Nontransferability of Options.  No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.

Article 7.

Stock Appreciation Rights

7.1   Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to an Eligible Employee at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option. In no event shall any SAR granted hereunder become exercisable prior to one (1) year after its grant.

7.2   Exercise of Tandem SARs.  Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the relation Option. A Tandem SAR may be exercisable only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO:  (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.
7.3   Exercise of Freestanding SARs.  Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.4   SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.5   Term of SARs.  The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that such term shall not exceed ten (10) years.

7.6   Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)   The difference between the Fair Market Value of a Share on the date of exercise over the grant price, by

(b)   The number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7.7   Rule 16b-3 Requirements.  Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of a SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act.

For example, if the Participant is an Insider, the ability of the Participant to exercise SARs for cash may be limited to Window Periods. However, if the Committee determines that the Participant is not an Insider, or if the securities laws change to permit greater freedom of exercise of SARs, then the Committee may permit exercise at any point in time, to the extent the SARs are otherwise exercisable under the Plan.

7.8   Termination of Employment.  Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment.

7.9   Nontransferability of SARs.  No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her legal representative.

Article 8.

Restricted Stock and Restricted Stock Units

8.1   Grant of Restricted Stock and Restricted Stock Units.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Eligible Employees in such amounts as the Committee shall determine, but, in addition to the limitations imposed under Article 4, Restricted Stock and Restricted Stock Unit grants are not to exceed in the aggregate over the life of the Plan thirty percent (30%) of all Shares available for grant under the Plan, nor to exceed in the aggregate over the life of the Plan for any single individual twenty-five percent (25%) of the Shares available for grant under the Plan.

8.2   Restricted Stock and Restricted Stock Unit Agreements.  Each Restricted Stock grant and each Restricted Stock Unit grant shall be evidenced by a Restricted Stock Agreement or a Restricted Stock Unit Agreement, respectively, that shall specify the Period of Restriction, or Periods, the number of Restricted Stock Shares or Restricted Stock Units, as applicable, granted, and such other provisions as the Committee shall determine.

8.3   Transferability.  Except as provided in this Article 8, the Shares of Restricted Stock and Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Agreement or Restricted Stock Unit Agreement, as applicable, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement or Restricted Stock Unit Agreement. However, in no event may any Restricted Stock or Restricted Stock Units granted under the Plan become vested in a Participant prior to one year following the date of its grant.

8.4   Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and each Restricted Stock Unit, restrictions based upon the achievement of Performance Goals set by the Committee, and/or restrictions under applicable Federal or state securities law; and may legend the certificates representing Restricted Stock to give appropriate notice of such restriction.

8.5   Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.4 herein, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear the following legend:

“The sale or other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the NV Energy, Inc. 2004 Executive Long-Term Incentive Plan, and in a Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from NV Energy.”

The Company shall have the right to retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

8.6   Removal of Restrictions.  Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant upon the satisfaction or lapse of all restrictions and after the last day of the Period of Restriction. Once the Shares are released from the restrictions, the Participant shall be entitled to have the legend required by Section 8.5 removed from his or her Share certificate.

8.7   Voting Rights.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares.  Participants holding Restricted Stock Units shall not have voting rights with respect to the Shares subject to those Restricted Stock Units prior to the payment of the Shares.

8.8   Termination of Employment.  Each Restricted Stock Award Agreement and Restricted Stock Unit Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock or Restricted Stock Units, as applicable, following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock and Restricted Stock Units issued pursuant to the Plan, or among Participants, and may reflect distinctions based on the reasons for termination of employment.

Article 9.

Performance Units and Performance Shares

9.1   Grant of Performance Units/Shares.  Subject to the terms of the Plan, Performance Units and Performance Shares may be granted to Eligible Employees at any time and from time to time, as shall be determined by the Committee. Subject to the limitations imposed under Article 4 hereof, the Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

9.2   Value of Performance Units/Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set Performance Goals which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participants. The time period during which the Performance Goals must be met shall be called a “Performance Period.” Performance Periods shall be at least one (1) year in length, except in case where pre-established targets are satisfied, justifying an accelerated payment, but in no case less than six (6) months.

9.3   Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved.

9.4   Form and Timing of Payment of Performance Units/Shares.  Except as otherwise provided in the Award Agreement or as otherwise provided in an applicable policy adopted by the Company, payment of earned Performance Units/Shares shall be made in a single lump sum, within seventy (70) calendar days following the close of the applicable Performance Period.  The Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in Shares (or in a combination thereof).  For this purpose, except as otherwise provided in an Award Agreement, Performance Units settled in Shares shall be settled by delivery of the number of Shares equal to the number of earned Performance Units as determined at the close of the applicable Performance Period, and Performance Units settled in cash shall be settled by paying an amount of cash equal to the aggregate Fair Market Value of the Shares that would have otherwise been distributed on the date of payment had the Award been settled in Shares.  Unless otherwise provided in an Award Agreement, the Committee may only settle earned Performance Shares by delivery of the number of Shares equal to the number of earned Performance Shares as determined at the close of the applicable Performance Period.  Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

9.5   Termination of Employment Due to Death, Disability, or Retirement.  In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement during a Performance Period, an Award Agreement may provide that the Participant shall receive a prorated payout of the Performance Units/Shares following the end of the applicable Performance Period if the applicable Performance Goals have been met. The prorated payout shall be determined by the Committee, in its sole discretion, and shall be based upon the length of time that the Participant held the Performance Units/Shares during the Performance Period, and shall further be adjusted based on the achievement of the pre-established Performance Goals. Except as otherwise provided in the Award Agreement or as provided in an applicable policy adopted by the Company, payment of such prorated payout of the Performance Unit/Shares shall be made in a single lump sum, within seventy (70) calendar days following the close of the applicable Performance Period.

9.6   Termination of Employment for Other Reasons.  Except as otherwise provided in the Award Agreement or as provided in an applicable policy adopted by the Company, in the event that a Participant’s employment terminates for any reason other than those reasons set forth in Section 9.5 herein, all Performance Units/Shares not previously paid or otherwise settled shall be forfeited by the Participant to the Company.

9.7   Nontransferability.  Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. A Participant’s rights under the Plan with respect to Performance Units/Shares shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

Article 9A.

Dividend Equivalent Rights

9A.1  Dividend Equivalent Rights.  A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units, Restricted Stock, Performance Units or Performance Shares. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right shall be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an award of Restricted Stock Units, Restricted Stock, Performance Units or Performance Shares shall provide that such Dividend Equivalent Right shall be settled upon settlement or payment of, or lapse of restrictions on, such other Award, and such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

9A.2  Termination.  Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Article 14 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights granted as a component of an award of Restricted Stock Units, Restricted Stock, Performance Units or Performance Shares that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

Article 10.

Other Equity-Based Cash Awards

The Committee shall have the right to grant the payment of cash based on Performance Goals established by the Committee, and the payment of Shares in lieu of cash under other Company incentive programs (to the extent permitted by such programs). Any payment of cash based on Performance Goals established by the Committee shall be paid on the earlier of within seventy (70) calendar days following the time the legally binding right to payment arises or the time such right ceases to be subject to a substantial risk of forfeiture. Any payment of Shares in lieu of cash under other Company incentive programs shall be paid according to the time period provided pursuant to such other Company incentive program.

Article 11.

Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of beneficiary or beneficiaries other than the spouse.

Article 12.

Deferrals

Except as otherwise provided in the Award Agreement, Participant may not defer the receipt of the payment of cash or the delivery of Shares due to such Participant by virtue of (1) the exercise of an Option or SAR, (2) the lapse or waiver of restrictions with respect to Restricted Stock, or (3) the satisfaction of any requirements or goals with respect to Performance Units/Shares or Restricted Stock Units.

Article 13.

Rights of Employees

13.1   Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, for any reason or no reason in the Company’s sole discretion, nor confer upon any Participant any right to continue in the employ of the Company.

For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of employment.

13.2   Participation.  No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

Article 14.

Amendment, Modification, and Termination

14.1   Amendment, Modification, and Termination.  The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor rule, or changes the eligibility requirement for participation hereunder shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon; and further provided that the Board may not make effective any amendment increasing the number of shares authorized under the Plan (except for merger and recapitalizations) or make effective any other amendment which would require shareholder approval under NYSE listing standards or SEC rules without obtaining shareholder approval.

14.2   Awards Previously Granted.

(a)   The Committee may amend any outstanding Award if the Committee determines, in its sole and absolute discretion, such amendment to be necessary or appropriate to conform the Award to, or otherwise satisfy legal requirements (including without limitation the provisions of Code Sections 162(m) or 409A or the regulations or rulings promulgated thereunder), which amendment may be made prospectively or retroactively without the approval or consent of the Participant. Additionally, the Committee may, without the approval or consent of the Participant make adjustments in the terms and conditions of an Award in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company in order to prevent the dilution or enlargement of the benefits intended to be made available pursuant to the Award and the Plan to the extent, in the case of Awards intended to be qualified performance-based compensation under Section 162(m) of Code, that such adjustment would be consistent with the requirements of Section 162(m).

(b)   Any other termination, amendment, or modification of the Plan or an Award not expressly contemplated in Section 4.4 or in Sections 14.1 or 14.2(a) above, shall not adversely affect in any material way any Award previously granted under the Plan, without the written consent of the applicable Participant.

Article 15.

Withholding

15.1   Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising out of or as a result of this Plan.

15.2   Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising out of or as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, signed by the Participant, and elections by Insiders shall additionally comply with the applicable requirement set forth in (a) or (b) of this Section 15.2.

(a) Awards Having Exercise Timing Within Participant’s Discretion:

           The Insider must either:

(i)   Deliver written notice of the stock withholding election to the Committee at least six (6) months prior to the date specified by the Insider on which the exercise of the Award is to occur; or

(ii)   Make the stock withholding election in connection with an exercise of an Award which occurs during a Window Period.

(b)	Awards Having a Fixed Exercise/Payout Schedule Which is Outside Insider’s Control:

(i)   Deliver written notice of the stock withholding election to the Committee at least six (6) months prior to the date on which the taxable event (e.g., exercise or payout) relating to the Award is scheduled to occur; or

(ii)   Make the stock withholding election during a Window Period which occurs prior to the scheduled taxable event relating to the Award (for this purpose, an election may be made prior to such a Window Period, provided that is becomes effective during a Window Period occurring prior to the applicable taxable event).

Article 16.

Indemnification

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 17.

Successors

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 18.

Legal Construction

18.1   Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

18.2   Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.3   Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Notwithstanding any other provision set forth in the Plan, if required by the then-current Section 16 of the Exchange Act, any “derivative security” or “equity security” offered pursuant to the Plan to any Insider may not be sold or transferred within the minimum time limits specified or required in such rule. The terms “equity security” and “derivative security” shall have the meanings ascribed to them in the then-current Rule 16(a) under the Exchange Act.

18.4   Securities Law Compliance.  With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of the Federal securities laws. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.5   Governing Law.  To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Nevada.

18.6   Section 409A Compliance.  It is the intention of the Company that this Plan and each Award made thereunder comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder, including any applicable exemptions thereunder (collectively, “Section 409A”), and in accordance with the provisions regarding Section 409A set forth in any Company policy regarding a change of control.